As filed with the Securities and Exchange Commission on December 4, 1998
                                                      Registration No. 333-67695
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                STORAGE USA, INC.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                                            62-1251239
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                               165 Madison Avenue
                                   Suite 1300
                            Memphis, Tennessee 38103
                                 (901) 252-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Mr. Dean Jernigan
                      Chairman and Chief Executive Officer
                                Storage USA, Inc.
                               165 Madison Avenue,
                                   Suite 1300
                            Memphis, Tennessee 38103
                                 (901) 252-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Mr. Randall S. Parks
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
--------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1998
Prospectus
                                 125,135 Shares
                                Storage USA, Inc.
                                  Common Stock

                                  ------------

         Storage USA Common Stock trades on the New York Stock Exchange under the symbol "SUS."

         We may issue up to 125,135 shares of Common Stock to certain individuals and entities (the "Unitholders") who sold self-storage facilities to SUSA Partnership, L.P. on November 6, 1997. As partial consideration for their properties, the Unitholders received a total of 125,135 units of limited partnership interest in SUSA Partnership.

         We will issue shares of Common Stock if:

               1. the Unitholders choose to redeem their partnership units, and

               2. Storage USA elects to exchange the units for shares of Common Stock.

         The Unitholders will receive one share of Common Stock for each unit exchanged. The Unitholders will not pay, and we will not receive, any cash for the shares of Common Stock.

         So that we can continue to qualify as a "real estate investment trust" under the Internal Revenue Code, our Charter does not permit anyone to own more than 9.8% of our outstanding Common Stock. This and other limits on who can own Common Stock are described in this prospectus under "Restrictions on Ownership and Transfer."

                                  ------------

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                The date of this Prospectus is December __, 1998.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION........................................3

A WARNING ABOUT FORWARD-LOOKING STATEMENTS.................................4

DESCRIPTION OF CAPITAL STOCK...............................................5

RESTRICTIONS ON OWNERSHIP AND TRANSFER.....................................6

REDEMPTION OF UNITS........................................................7

COMPARISON OF OWNERSHIP OF UNITS AND SHARES................................8

FEDERAL INCOME TAX CONSIDERATIONS.........................................17

PLAN OF DISTRIBUTION......................................................39

LEGAL OPINIONS............................................................39

EXPERTS...................................................................40

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

o         Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

o Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 20, 1998, January 26, 1998, February 17, 1998, March 6, 1998, March
          25, 1998, October 13, 1998, November 20, 1998 and December 1, 1998;


o The description of the Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 15, 1994.


         You may request a copy of these filings, at no cost, by writing or telephoning:

                               Storage USA, Inc.
                               165 Madison Avenue
                               Suite 1300
                               Memphis, Tennessee  38101
                               Attention:  Secretary
                               Telephone:  901/252-2000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus, and the documents incorporated by reference, may contain "forward-looking" statements as described in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Of course, these expectations may not be met in important ways for a variety of reasons. We have described these reasons in our most recent Annual Report on Form 10-K under the heading "Forward Looking Statements and Risk Factors" and the other reports we file with the SEC, and you should review them before you decide to buy our stock. We are not required to update any forward-looking statements we make and we may not.

                                STORAGE USA, INC.

         Storage USA, Inc. ("Storage USA") is a self-managed, self-advised real estate investment trust ("REIT"). We manage, acquire, develop and franchise self-storage facilities. We do business through SUSA Partnership, L.P. ("SUSA Partnership"), of which we are the sole general partner and in which we own an approximate 88% partnership interest as of September 30, 1998. Our self-storage facilities operate under the Storage USA name and offer low-cost, easily accessible and enclosed storage space for personal and business use, primarily on a month-to-month basis. All of our facilities are fenced, have locked gates, are lighted at night and have computer-controlled gates that permit certain tenants to access their storage units 24 hours a day or are being upgraded to those standards.

         We are a Tennessee corporation. Our executive offices are located at 165 Madison Avenue, Suite 1300, Memphis, Tennessee 38103, and our telephone number is (410) 730-9500.


                          DESCRIPTION OF CAPITAL STOCK

         Storage USA is authorized to issue 150,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value, 650,000 shares of which have been designated as 8 7/8% Series A Cumulative Redeemable Preferred Stock. As of September 30, 1998, there were 27,735,870 shares of Common Stock outstanding. No shares of Preferred Stock were outstanding. The following is only a summary of some of the rights of shareholders that might be important to you. You should refer to our Charter and By-laws for a complete statement of your rights as a shareholder. Both the Charter and the By-laws are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

         Common Stock. As a holder of Common Stock you will have one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, only holders of Common Stock have voting rights. The Charter does not provide for cumulative voting in the election of directors or for preemptive rights to acquire new shares issued by Storage USA. Common shareholders will receive dividends if the Board declares them out of available funds.

         The Transfer Agent for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina. The Common Stock is traded on the NYSE under the symbol "SUS."

         Preferred Stock. Under the Charter, the Board of Directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of Preferred Stock. The Board may issue Preferred Stock in series, with different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions.

         The Board has designated 650,000 shares of Preferred Stock as 8 7/8% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). Series A Preferred Stock is issuable in certain circumstances in exchange for units of 8 7/8% Series A Cumulative Redeemable Preferred partnership interest in SUSA Partnership, which have terms essentially identical to those of the Series A Preferred Stock. If issued, the Series A Preferred Stock will be entitled to receive cumulative preferential dividends at the rate of $8.78 per share per year and will have a liquidation preference of $100 per share. Series A Preferred Stock will be redeemable at the option of Storage USA beginning November 1, 2003 at a redemption price of $100 per share, plus accrued but unpaid dividends. The Series A Preferred Stock has voting rights only with respect to certain matters that would adversely affect its rights.

                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

         The Charter provides that, subject to certain exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986 as amended (the "Code"), more than 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of any series of Preferred Stock (the "Ownership Limitation"). Pursuant to a Strategic Alliance Agreement, dated as of March 19, 1996, as amended, among Storage USA, Security Capital U.S. Realty and Security Capital Holdings S.A. (together with Security Capital U.S. Realty, "Security Capital"), Security Capital and its affiliates may beneficially own, in the aggregate, up to 42.5% of the Common Stock outstanding (the "Special Stockholder Limit"). At September 14, 1998, Security Capital held 11,765,654 shares, or approximately 42.4% of the Common Stock outstanding. The Ownership Limitation prevents any non-U.S. holder (other than Security Capital and its affiliates) from acquiring additional shares of Storage USA's capital stock if, as a result of such acquisition, Storage USA would fail to qualify as a domestically-controlled REIT (determined assuming that Security Capital owns the maximum percentage of Storage USA's capital stock that it is permitted to own under the Special Stockholder Limit).

         The Charter provides that if any holder of capital stock of Storage USA purports to transfer shares to a person or there is a change in the capital structure of Storage USA, and either the purported transfer or the change in capital structure would result in Storage USA failing to qualify as a REIT, or such transfer or the change in capital structure would cause the transferee to hold shares in excess of the applicable ownership limit, then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated shall be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by Storage USA that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as the ownership of such shares of stock by the transferee would not violate the restrictions on ownership or transfer. Upon the sale of such shares, the purported transferee shall receive the lesser of (A)(i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

         The Board of Directors may grant an exemption from the Ownership Limitation to any person so requesting, so long as (A) the Board has determined that such exemption will not result in Storage USA being "closely held" within the meaning of Section 856(h) of the Code, and (B) such person provides to the Board such representations and undertakings as the Board may require.


                               REDEMPTION OF UNITS

         Under the Second Amended and Restated Agreement of Limited Partnership for SUSA Partnership (the "Partnership Agreement"), the limited partners of SUSA Partnership generally have the right to redeem their units of partnership interest (the "Units"). Each limited partner may, subject to certain limitations, require that SUSA Partnership redeem all or a portion of his Units at any time after one year from the date he acquired the Units by delivering a redemption notice to Storage USA. The form of the notice is an exhibit to The Partnership Agreement.

         A Limited Partner must request the redemption of at least 500 Units. If the limited partner owns less than 500 Units, he must request the redemption of all of his Units.

         When a limited partner redeems his Units, SUSA Partnership can choose to exchange the Units for either:


                    (1) a number of shares of Common Stock equal to the number of Units redeemed (subject to certain adjustments) or


                    (2) cash in an amount equal to the market value of the number of shares of Common Stock he would have received pursuant to clause (1) above.

         To determine the amount of cash that SUSA Partnership will pay under clause (2), SUSA Partnership will assume that the market value of the Common Stock is equal to the average of the closing trading prices of the Common Stock for the ten consecutive trading days before the day on which the redemption notice was received by Storage USA.

         The limited partner shall not receive Common Stock for his Units if the issuance of Common Stock to him would:

          o result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation,

          o result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution),

          o result in Storage USA being "closely held" within the meaning of Section 856(h) of the Code,

          o cause Storage USA to own, actually or constructively, 10% or more of the ownership interests in a tenant of Storage USA's or SUSA Partnership's real property, within the meaning of
                    Section 856(d)(2)(B) of the Code, or

          o cause the acquisition of Common Stock by the redeeming limited partner to be "integrated" with any other distribution of Common Stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

         Instead of SUSA Partnership redeeming the Units, Storage USA may, in its sole discretion, elect to purchase the Units directly from the limited partner for either shares of Common Stock or cash, as described above. Storage USA anticipates that it generally will elect to exchange the Units for the shares of Common Stock being offered by this prospectus. This transaction will be treated as a sale of the Units to Storage USA for federal income tax purposes. See "-- Tax Consequences of Redemption." After a limited partner redeems Units, he will no longer have a right to receive distributions with respect to those Units.

                   COMPARISON OF OWNERSHIP OF UNITS AND SHARES

         Generally, an investment in shares of Common Stock of Storage USA is substantially equivalent economically to an investment in Units in SUSA Partnership. Since SUSA Partnership makes distributions to its partners on a per Unit basis and Storage USA owns one Unit for each outstanding share of Common Stock, a holder of a share of Common Stock generally receives the same
distribution   that  a  holder  of  a  Unit  receives.   Shareholders  and  SUSA
Partnership's limited partners generally share in the risks and rewards of ownership in the enterprise being conducted by Storage USA (through SUSA Partnership). However, there are some differences between ownership of Units and ownership of shares of Common Stock, some of which may be important to you.

         The information below highlights a number of the significant differences between SUSA Partnership and Storage USA and compares certain legal rights associated with the ownership of Units and Common Stock, respectively. These comparisons are intended to help SUSA Partnership's limited partners understand how their investment will be changed if they redeem their Units for Common Stock.

         This discussion is summary in nature and does not constitute a complete discussion of these matters. If you own Units, you should carefully review all of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about Storage USA.

         Form of Organization and Assets Owned. SUSA Partnership is organized as a Tennessee limited partnership, and Storage USA is its General Partner. Storage USA is a Tennessee corporation. Storage USA elected to be taxed as a REIT under the Code effective for its taxable year ended December 31, 1994 and intends to maintain its qualification as a REIT.

         Length of Investment. SUSA Partnership has a stated termination date of December 31, 2054, although it may be terminated earlier under certain circumstances. Storage USA has a perpetual term and intends to continue its operations indefinitely.

         Additional Equity. SUSA Partnership is authorized to issue Units and other partnership interests to the partners or to other persons for such consideration and on such terms and conditions as the General Partner, Storage USA, in its sole discretion, may deem appropriate. In addition, if Storage USA offers securities and contributes the proceeds from the sale of those securities to SUSA Partnership, the General Partner may cause SUSA Partnership to issue additional Units, or another class or series of partnership interest having substantially similar rights as the new securities, to the General Partner. Consideration for additional partnership interests may be cash or other property or other assets permitted by Tennessee law.

         Under the Charter, Storage USA has the authority to issue up to 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As long as SUSA Partnership is in existence, all equity capital raised by Storage USA will be contributed to SUSA Partnership in exchange for Units or other interests in SUSA Partnership.

         Management and Control. The General Partner of SUSA Partnership has the exclusive power to manage and control all of SUSA Partnership's business. No limited partner has any right to participate in or exercise management or control over the SUSA Partnership's business. Upon the occurrence of an event of bankruptcy or the dissolution of the General Partner, the General Partner will be deemed to be removed automatically; otherwise, the limited partners may not remove the General Partner with or without cause.

         The Board of Directors has exclusive control over Storage USA's business and affairs, subject to the restrictions in the Charter and Bylaws. The Board of Directors has adopted certain policies with respect to acquisition, development, investing, financing and conflicts of interest, but these policies may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of directors, shareholders have no control over the ordinary business policies of Storage USA.

         Fiduciary Duties. Under Tennessee law, the General Partner of SUSA Partnership is accountable to SUSA Partnership as a fiduciary and, consequently, must exercise good faith in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, the General Partner is not required to consider the tax consequences to any limited partner of any action taken by it. So long as it acts in good faith, the General Partner is not liable to a limited partner if the limited partner suffers damages or does not receive certain benefits as a result of action or inaction of the General Partner.

         Under Tennessee law, Storage USA's directors must perform their duties in good faith, in a manner that they believe to be in the best interests of the company and with the care an ordinarily prudent person in a like situation would exercise under similar circumstances. Directors of Storage USA who act in such a manner generally will not be liable to Storage USA or its shareholders for monetary damages arising from their activities.

         Management Limitation of Liability and Indemnification. The Partnership Agreement generally provides that the General Partner will not be liable for monetary damages to SUSA Partnership or any limited partner for losses sustained or liabilities incurred as a result of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents, provided the General Partner appointed such agents in good faith. The General Partner may consult with legal counsel, accountants, consultants, real estate brokers and such other persons. Any action it takes or omits to take while relying on the opinion of such persons, as to matters which the General Partner reasonably believes to be within their professional or expert competence, are conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

         The Partnership Agreement also provides for indemnification of the General Partner, the directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all liabilities (joint or several and including reasonable legal fees and expenses) arising from claims that relate to the operations of SUSA Partnership. However, SUSA Partnership may not indemnify any such person (1) for an act or omission that was material to the matter giving rise to the claim and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) if such person actually received an improper benefit in money, property or services or (3) in the case of any criminal proceeding, if such person had reasonable cause to believe that the act or omission was unlawful. Any indemnification will be made only out of the assets of SUSA Partnership.

         Storage USA's Charter obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act ("TBCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (1) such persons conducted themselves in good faith, (2) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. Any indemnification by Storage USA pursuant to the provisions of the Charter described above will be paid out of the assets of Storage USA and will not be recoverable from the shareholders.

         The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, a corporation cannot eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or
(3) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. Storage USA's Charter contains a provision eliminating the personal liability of its directors or officers to Storage USA or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

         Anti-Takeover Provisions. Except in limited circumstances, SUSA Partnership's General Partner has exclusive management power over the partnership's business and affairs. The limited partners may not remove the General Partner with or without cause. Under the Partnership Agreement, the General Partner may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner except in certain limited circumstances. The General Partner may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in SUSA Partnership.

         As described above under "Restrictions on Ownership and Transfer," the Charter contains provisions restricting the acquisition of shares of Common Stock.

         In addition, Tennessee has adopted a series of statutes which may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest.

         Under  the  Tennessee  Investor  Protection  Act,  unless  a  Tennessee corporation's board of directors has recommended a takeover offer to shareholders which was made on substantially equal terms to all shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, may offer to acquire any class of equity security of an offeree company pursuant to a tender offer, if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the company (a "Takeover Offer"). However, this prohibition does not apply if the offeror, before making such purchase, has made a public announcement of his intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to the person from whom he intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance (the "Commissioner") and the offeree company a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes.

         Such an offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company a public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all of the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offerees, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

         Under the Tennessee Business Combination Act, subject to certain exceptions, no Tennessee corporation may engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

         "Business combination" is defined by the statute as any (1) merger or consolidation; (2) share exchange; (3) sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of (A) the aggregate market value of the corporation's consolidated assets, (B) the aggregate market value of the corporation's shares, or (C) the corporation's consolidated net income;
(4) issuance or transfer of shares from the corporation to the interested shareholder; (5) plan of liquidation or dissolution proposed by the interested shareholder; (6) transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or (7) financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit, except proportionately as a shareholder.

         "Interested shareholder" is defined as (1) any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation or (2) an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding voting stock of the corporation.

         Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (A) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (B) meets certain fair price criteria.

         The Tennessee Greenmail Act prohibits a Tennessee corporation from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale of the shares or preceding the commencement of announcement or a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased, if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The Tennessee Control Share Acquisition Act provides that "control shares" of a Tennessee corporation acquired in a "control share acquisition" have the same voting rights as all other shares of the same class or series only if approved at an annual or special meeting by the holders of a majority of all shares entitled to vote generally with respect to the election of directors, but excluding shares of stock owned by an acquiring person, officers and employees of the corporation who are also directors.

         "Control shares" are voting shares of stock which, if aggregated with all of the other shares of stock previously acquired by the person, would entitle the acquiror to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (A) one-fifth (1/5) or more but less than one-third (1/3) of all voting power; (B) one-third (1/3) or more but less than a majority of all voting power; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

         A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses and deliver a control share acquisition statement to the corporation), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition. If no request for a special meeting of shareholders is made, consideration of the voting rights to be accorded the control shares acquired or to be acquired in the control share acquisition shall be presented at the next annual or special meeting of shareholders.

         If voting rights are not approved at the shareholders' meeting, or if the acquiring person does not deliver a control share acquisition statement as permitted by the act, then, subject to certain conditions and limitations, the corporation may redeem all but not less than all of the control shares acquired in a control share acquisition, at any time during the period ending 60 days after the last acquisition of control shares by an acquiring person, from the acquiring person for the fair value of such shares. If a control share acquisition statement is filed, fair value is determined as of the effective date of the vote of the shareholders denying voting rights to the acquiring person or, if no such statement is filed, as of the date of the last acquisition of control shares by the acquiring person without regard to the effect of the denial of voting rights.

         If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all shareholders who have not voted in favor of granting such voting rights to the acquiring person may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights includes consideration of the valuations, future events or transactions bearing upon the corporation's value to the acquiring shareholder as described in any valuations, projections or estimates made by or on behalf of the acquiring person or his associates.

         The Tennessee Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction.

         Storage USA's Bylaws contain a provision exempting from the Tennessee Control Share Acquisition Act any and all such acquisitions by any person of Storage USA's shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

         Voting Rights. Under the Partnership Agreement, limited partners have voting rights only as to the continuation of SUSA Partnership in certain circumstances and certain amendments of the Partnership Agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of SUSA Partnership are made by the General Partner. As of September 30, 1998, Storage USA held approximately 88% of the outstanding interests in SUSA Partnership. As limited partners redeem their Units, Storage USA's percentage ownership of SUSA Partnership will increase. If additional Units are issued to third parties, Storage USA's percentage ownership of SUSA Partnership will decrease.

         Shareholders of Storage USA have the right to vote on, among other things, a merger or sale of substantially all of the assets of Storage USA, certain amendments to the Charter and dissolution of the company. All shares of Common Stock have one vote, and the Charter permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock. See "Description of Capital Stock."

         Amendment of The Partnership Agreement or the Charter. The Partnership Agreement may be amended by the General Partner without the consent of the limited partners, except that certain amendments affecting the fundamental rights of a limited partner must be approved by consent of limited partners holding more than 51% of the Units. Such consent is required for any amendment that would (1) affect the redemption rights, (2) adversely affect the rights of limited partners to receive distributions payable to them under The Partnership Agreement, (3) alter SUSA Partnership's profit and loss allocations, or (4) impose any obligation upon the limited partners to make additional capital contributions to SUSA Partnership.

         The Charter may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, with the shareholders voting as a class with one vote per share (or by the written consent of such majority if such a vote becomes permissible under Tennessee law). Storage USA's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares, provided that certain provisions cannot be amended without the affirmative vote of 80% of the members of the entire Board of Directors or the holders of 75% of the outstanding shares of capital stock entitled to vote generally in the election of the directors.

         Vote Required to Dissolve SUSA Partnership or Storage USA. At any time prior to December 31, 2054 (upon which date SUSA Partnership will terminate), the General Partner may elect to dissolve SUSA Partnership in its sole discretion. Such dissolution shall also occur upon (1) the bankruptcy, dissolution or withdrawal of the General Partner (unless the limited partners unanimously elect to continue SUSA Partnership), (2) 90 days after the sale or other disposition of all or substantially all the assets of SUSA Partnership or
(3) the redemption of all of the outstanding Units (other than those held by the General Partner, if any).

         Under Tennessee law, the Board of Directors generally must recommend and the holders of a majority of the outstanding Common Stock entitled to vote must approve any proposal in order to dissolve Storage USA.

         Vote Required to Sell Assets or Merge. Under The Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of SUSA Partnership's assets or merger or consolidation of the partnership requires only the consent of the General Partner.

         Under Tennessee law, any merger or share exchange of Storage USA requires the separate approval of the Board of Directors and each group of shareholders entitled to vote on such matter by a majority of all votes entitled to be cast by such group. Under Tennessee law, the sale of all or substantially all of the Storage USA's assets other than in the normal course of business requires the approval of the Board of Directors and holders of a majority of the outstanding shares of Common Stock. No approval of the shareholders is required for the sale of Storage USA's assets in the usual and regular course of business.

         Compensation, Fees and Distributions. Storage USA does not receive any compensation for its services as General Partner of SUSA Partnership. As a partner in SUSA Partnership, however, the General Partner has the same right to allocations and distributions as other partners. In addition, SUSA Partnership will reimburse the General Partner for all of its expenses related to the ongoing operation of SUSA Partnership and any offering of partnership interests in SUSA Partnership or capital stock of Storage USA.

         Liability of Investors. Under The Partnership Agreement and applicable state law, the liability of the limited partners for SUSA Partnership's debts and obligations is generally limited to the amount of their investment in the partnership, and limited partners are generally not liable for any debts, liabilities, contracts or obligations of SUSA Partnership.

         Under Tennessee law, Storage USA's shareholders are not personally liable for the debts or obligations of the company.

         Nature of Investments. The Units constitute equity interests entitling each limited partner to his pro rata share of cash distributions made to the limited partners of SUSA Partnership. SUSA Partnership generally intends to retain and reinvest in its business proceeds of the sale of property or excess refinancing proceeds.

         The shares of Common Stock constitute equity interests in Storage USA. Storage USA is entitled to receive its pro rata share of distributions made by SUSA Partnership with respect to the Units owned by Storage USA, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the Common Stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, Storage USA must distribute at least 95% of its annual taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         Potential Dilution of Rights. The General Partner of SUSA Partnership is authorized, in its sole discretion and without the consent of the limited partners, to cause the partnership to issue additional limited partnership interests and other equity securities for any purpose at any time on terms and conditions established by the General Partner.

         Storage USA's Board of Directors may issue, in its discretion, additional shares of Common Stock and a variety of other equity securities with such powers, preferences and rights as the Board of Directors may designate. The issuance of additional shares of either Common Stock or other similar or senior equity securities may result in the dilution of the interests of the shareholders.

         Liquidity. Subject to certain exceptions, a limited partner may not transfer any of his Units without (1) obtaining the prior written consent of the General Partner, which consent may be withheld in its sole and absolute discretion, and (2) meeting certain other requirements set forth in the Partnership Agreement. However, subject to certain restrictions, a limited partner may transfer Units (A) as a gift to a member of a his immediate family or a trust for the benefit of a member of a his immediate family or (B) if the limited partner is a corporation or other business entity, to any of its affiliates or subsidiaries or to any successor in interest.

         Limited partners should expect to hold their Units until they redeem them for cash or shares of Common Stock, or until SUSA Partnership terminates. The right of a transferee to become a substituted limited partner also is subject to the consent of the General Partner, and the General Partner may withhold its consent in its sole and absolute discretion. If the General Partner does not consent to the admission of a transferee, the transferee will succeed to all economic rights and benefits attributable to such Units (including the right of redemption) but will not become a limited partner or possess any other rights of limited partners (including the right to vote on or consent to actions of the partnership). The General Partner may require, as a condition of any transfer, that the transferring limited partner assume all costs incurred by SUSA Partnership in connection with such transfer.

         Federal Income Taxation. SUSA Partnership is not subject to federal income taxes. Instead, each holder of an interest in SUSA Partnership takes into account its allocable share of the partnership's taxable income or loss in determining its federal income tax liability.

         Income and loss from SUSA Partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from SUSA Partnership that is considered "passive" income or loss generally can be offset against income and loss (including passive loss carry-forwards from prior years) from other investments that constitute "passive activities." (However, if SUSA Partnership is considered a "publicly traded partnership," then income and loss from SUSA Partnership can only be offset against other income and loss from SUSA Partnership.) Income of the partnership, however, that is attributable to dividends or interest does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity."

         Cash distributions from SUSA Partnership are not taxable to a holder of Units except to the extent they exceed such holder's basis in its Units (which will include such holder's allocable share of SUSA Partnership's debt). Each year, holders of Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Holders of Units are required in some cases to file state income tax returns and/or pay state income taxes in the states where SUSA Partnership owns property, even if they are not residents of those states, and in some such states SUSA Partnership is required to remit a withholding tax with respect to distributions to such nonresidents.

         Storage USA elected to be taxed as a REIT effective for its taxable year ended December 31, 1994. So long as it qualifies as a REIT, Storage USA generally will be permitted to deduct distributions paid to its shareholders, which effectively will reduce (or eliminate) the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations currently is 35% and for individuals is 39.6%.

         Dividends paid by Storage USA will be treated as "portfolio" income to its shareholders and cannot be offset with losses from "passive activities." Distributions made by Storage USA to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a shareholder's adjusted basis in its Common Stock, and the excess over a shareholder's adjusted basis will be taxed as capital gain. Each year, Storage USA shareholders (other than certain types of institutional investors) will receive IRS Form 1099, which is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to Storage USA's operations and distributions. Storage USA may be required to pay state income and/or franchise taxes in certain states.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following sections summarize the federal income tax issues that you, as a redeeming limited partner and shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in
"--Taxation of Tax-Exempt Shareholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below).

         In addition, the Charter restricts certain transfers of Common Stock to persons who are not U.S. citizens, partnerships or corporations. Any transfer to any of these non-U.S. persons is void if it would result in non-U.S. persons holding 50% or more of the fair market value of Storage USA's capital stock. Security Capital, which as of September 14, 1998 owned approximately 42.4% of the outstanding Common Stock, is treated as a non-U.S. person for purposes of this restriction.

         The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF REDEEMING YOUR UNITS FOR COMMON STOCK AND OF STORAGE USA'S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                         Tax Consequences of Redemption

         The  following   discussion   summarizes  certain  federal  income  tax
considerations that may be relevant to a limited partner who exercises his right to require the redemption of his Units.

         Tax Treatment of Redemption of Units. If Storage USA assumes the redemption obligation and purchases Units from a redeeming limited partner, the Partnership Agreement provides that the redemption will be treated by Storage USA, SUSA Partnership, and the redeeming limited partner as a sale of Units by the limited partner to Storage USA. The sale will be fully taxable to the redeeming limited partner, and he will realize for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in exchange for the Units, plus the amount of any partnership liabilities allocable to the redeemed Units at the time of the purchase.

         If Storage USA does not elect to assume the obligation to redeem a limited partner's Units, then SUSA Partnership may either (A) redeem the Units for cash or shares of Common Stock that Storage USA contributes to SUSA Partnership to effect the redemption, or (B) redeem the Units for cash that Storage USA does not contribute to SUSA Partnership to effect the redemption. If SUSA Partnership redeems the Units for cash or Common Stock contributed by Storage USA, the redemption likely would be treated for tax purposes as a sale of such Units in a fully taxable transaction. In that event, the redeeming partner will realize an amount equal to the sum of the cash or the value of the shares of Common Stock received in connection with the redemption, plus the amount of any partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If SUSA Partnership chooses to redeem Units for cash that is not contributed by Storage USA to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if SUSA Partnership redeems less than all of the Units owned by a limited partner, the limited partner would not be permitted to recognize any loss occurring on the transaction. The limited partner will recognize taxable gain only to the extent that the sum of the cash and the amount of any partnership liabilities allocable to the redeemed Units, exceeds his adjusted basis in all of his Units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or if a limited partner otherwise disposes of a Unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units."

         Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., shares of Common Stock) received, plus the amount of any partnership liabilities allocable to the Unit sold. To the extent that the amount realized exceeds the limited partner's basis in the Unit sold, the limited partner will recognize gain. The amount of gain recognized, or the tax liability resulting from such gain, could exceed the amount of cash and the value of any other property received during the sale.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that (A) the amount realized upon the sale of a Unit that is attributable to a limited partner's share of SUSA Partnership's "unrealized receivables" (as defined in Section 751 of the Code) exceeds (B) the basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in SUSA Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if SUSA Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         Basis of Units. In general, if a limited partner was deemed to have received his Units upon liquidation of a partnership, he will have an initial tax basis in his Units ("Initial Basis") equal to his basis in his interest in the liquidated partnership. Similarly, in general, if a limited partner received his Units in exchange for a contribution of a partnership interest or other property to SUSA Partnership, he will have an Initial Basis equal to his basis in the contributed partnership interest or other property.

         A limited partner's Initial Basis generally is increased by (1) his share of SUSA Partnership's taxable income and (2) increases in his share of SUSA Partnership's liabilities (including any increase in his share of liabilities occurring in connection with the transactions resulting in the issuance of the Units).

         Generally, a limited partner's basis in his Units is decreased (but not below zero) by (1) his share of SUSA Partnership's distributions, (2) decreases in his share of SUSA Partnership's liabilities (including any decrease in his share of liabilities occurring in connection with the transactions resulting in the issuance of the Units), (3) his share of SUSA Partnership's losses and (4) his share of SUSA Partnership's nondeductible expenditures that are not chargeable to capital.

         Potential Application of Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption of Units may cause the limited partner's original transfer of property to the SUSA Partnership in exchange for Units to be treated as a "disguised sale" of property.

         The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless an exception applies, if (A) a partner contributes property to a partnership and (B) the partnership at the same time or afterwards transfers money or other consideration (including the assumption of or taking subject to a liability) to the partner, then the transaction will be presumed to be a sale, in whole or in part, of the property by the partner to the partnership.

         Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that, if two years have passed between the contribution of property and the transfer of money or other consideration from the partnership to a partner, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         Accordingly, if SUSA Partnership redeems a Unit, the Internal Revenue Service could argue that the Disguised Sale Regulations apply, because the redeeming limited partner will receive cash or shares of Common Stock after he has contributed property to SUSA Partnership. If the Internal Revenue Service were to make that argument successfully, the original issuance of the Units could be taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

                             Taxation of Storage USA

         Storage USA elected to be taxed as a REIT under the federal income tax laws commencing with its taxable year ended December 31, 1994. Storage USA believes that it has operated in a manner intended to qualify as a REIT since its election to be a REIT and it intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         Storage USA's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that Storage USA earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of Storage USA and its shareholders if Storage USA fails to qualify as a REIT, see "--Failure to Qualify."

         If Storage USA qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, Storage USA will be subject to federal tax in the following circumstances:

          o Storage USA will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

          o Storage USA may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

          o Storage USA will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property.

          o Storage USA will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

          o If Storage USA fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability.

          o If Storage USA fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

          o Storage USA may elect to retain and pay income tax on its net long-term capital gain.

          o         If  Storage  USA  acquires  any asset  from a C  corporation
                    (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., basis determined by reference to the C corporation's basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that Storage USA makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

Requirements for REIT Qualification

         A REIT is a corporation, trust, or association that meets the following requirements:

          1.        it is managed by one or more trustees or directors;

          2.        its  beneficial   ownership  is  evidenced  by  transferable
                    shares,  or  by  transferable   certificates  of  beneficial
                    interest;

          3. it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

          4. it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          5. at least 100 persons are beneficial owners of its shares or ownership certificates;

          6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

          7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

          8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations thereunder (the "Treasury Regulations"); and

          9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

         Storage USA must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Storage USA complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of Storage USA in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         Storage USA believes it has issued sufficient Common Stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, Storage USA's Charter restricts the ownership and transfer of the Common Stock so that Storage USA should continue to satisfy requirements 5 and 6. The provisions of the Charter restricting the ownership and transfer of the Common Stock are described in "Restrictions on Ownership and Transfer."

         Storage USA currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of Storage USA will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Storage USA. Storage USA's direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Storage USA's proportionate share of the assets, liabilities and items of income of SUSA Partnership and of any other partnership in which Storage USA has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of Storage USA for purposes of applying the various REIT qualification requirements.

Income Tests

         Storage USA must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes "rents from real property," interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). The following paragraphs discuss the specific application of these tests to Storage USA.

         Rent that Storage USA receives from real property that it owns and leases to tenants will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met. First, the rent must not be based, in whole or in part, on the income or profits of any person. However, "rents from real property" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales. Second, neither Storage USA nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent. Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. Finally, Storage USA generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom Storage USA does not derive revenue. However, Storage USA need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Storage USA may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

         Storage USA, through SUSA Partnership, derives most of its revenues from rent from storage unit leases, additional first month rent and late charges attributable to such rents (collectively, the "Primary Revenues"). Additional revenues are derived from ancillary services such as moving truck rental commissions, packing and shipping commissions, rent from leasing space utilized for sales of locks and packing supplies to SUSA Management, Inc., a Tennessee corporation ("Management") 5% of whose voting stock and 100% of whose nonvoting stock (which together constitute 99% of the beneficial economic interest therein) are owned by SUSA Partnership, rent from vehicle and boat storage leases (including additional first month rent and late charges attributable thereto), and similar items (collectively, the "Ancillary Revenues"). Storage USA also receives dividends from Management and Storage USA Franchise Corp., a Tennessee corporation ("Franchise"). SUSA Partnership owns 100% of the nonvoting stock, which represents 97.5% of the beneficial economic interest therein, of Franchise. We believe that, other than the late charges attributable to rent, which are treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, the Primary Revenues qualify as rents from real property for purposes of both the 75% test and the 95% test and that dividends from Management and Franchise qualify as dividends for purposes of the 95% test. Furthermore, Storage USA believes that the Ancillary Revenues and other types of potentially nonqualifying gross income earned by Storage USA in each taxable year are equal to, and will continue to be equal to, less than 5% of Storage USA's total gross income and, thus, that such items of income do not adversely affect Storage USA's qualification as a REIT.

         Other than with respect to its leasing arrangement with Management with respect to the sale of lock and packing supplies (the revenue from which Storage USA will treat as nonqualifying income for purposes of the 75% and 95% tests), Storage USA does not own, directly or indirectly, 10% or more of any tenant or receive any rent based on the income or profits of any tenant. Furthermore, we believe that any personal property rented in connection with our storage facilities is well within the 15% restriction. However, in order for the Primary Revenues to constitute "rents from real property," Storage USA must not provide services (other than within the 1% de minimis exception described above) to its tenants that are not customarily furnished or rendered in connection with the rental of the self-storage units, other than through an independent contractor.

         Storage USA, through SUSA Partnership (which is not an independent contractor), provides certain services with respect to the facilities and will provide certain services with respect to any newly acquired self-storage facilities. Such services include (i) common area services, such as cleaning and maintaining public entrances, exits, stairways, walkways, lobbies and rest rooms, removing snow and debris, collecting trash, and painting the exteriors of the facilities and common areas, (ii) providing general security for the facilities, (iii) cleaning and repairing units at the facilities as tenants move in and out, (iv) at the request of the tenant, and without additional charge, accepting delivery of goods from carriers or unlocking a particular unit when goods are delivered to a facility (however, SUSA Partnership does not otherwise assist tenants in the storage or removal of goods or belongings from the units),
(v) permitting tenants to use the fax machine at a facility for occasional local faxes without additional charge and for occasional long-distance faxes for a nominal charge, (vi) maintaining underground utilities and structural elements of the facilities, (vii) paying real and personal property taxes or the cost of replacing or refurbishing personal property with respect to real and personal property owned by SUSA Partnership at a facility, (viii) for a fee, acting as an agent for moving truck rental companies for tenants of certain facilities and walk-in customers, (ix) for a fee, providing packing and shipping services to tenants of certain facilities and walk-in customers, and (x) at a few facilities, allowing tenants to use trucks owned by Storage USA or SUSA Partnership to move their goods and belongings into and out of the units without additional charge. Storage USA believes that the services provided by SUSA Partnership are customarily furnished or rendered in connection with the rental of space for occupancy only by self-storage facilities in the geographic areas in which its facilities are located.

         Storage USA's investment, through SUSA Partnership, in the facilities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of the facilities (other than from prohibited transactions, as described below) or of Storage USA's interest in SUSA Partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. Storage USA anticipates that income on its other investments, including its indirect investments in Management and Franchise, will not result in Storage USA failing the 75% or 95% gross income test for any year.

         A REIT will incur a 100% tax on the net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of Storage USA's or SUSA Partnership's assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with such safe-harbor provisions or that Storage USA or SUSA Partnership will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

         From time to time, Storage USA or SUSA Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps and floors (or options to purchase such items), and futures and forward contracts. To the extent that Storage USA or SUSA Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Storage USA or SUSA Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize Storage USA's status as a REIT.

         If Storage USA fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if its failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. We cannot predict, however, whether in all circumstances Storage USA would qualify for the relief provisions. In addition, as discussed above in "--Taxation of Storage USA," even if the relief provisions apply, Storage USA would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

Asset Tests

         To maintain its qualification as a REIT, Storage USA also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test"). The term "real estate assets" includes interests in real property, interests in mortgages on real property and stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Qualifying temporary investments are investments in stock or debt instruments during the one-year period following Storage USA's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

         The second asset test has two components. First, of Storage USA's investments not included in the 75% asset class, the value of its interest in any one issuer's securities (which does not include its stock in other REITs, SUSA Partnership, or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test"). Second, Storage USA may not own more than 10% of any one issuer's outstanding voting securities (which does not include its stock in other REITs, SUSA Partnership, or any qualified REIT subsidiary) (the "10% asset test").

         SUSA Partnership owns 5% of the voting stock and 100% of the nonvoting stock of Management (which together constitute 99% of the beneficial economic interest therein). In addition, SUSA Partnership owns 100% of the nonvoting stock of Franchise, which represents 97.5% of the beneficial economic interest therein. By virtue of its partnership interest in SUSA Partnership, Storage USA is deemed to own its pro rata share of the assets of SUSA Partnership, including the stock of Management and Franchise held by SUSA Partnership.

         SUSA Partnership does not own more than 10% of the voting securities of either Management or Franchise. In addition, based upon its analysis of the estimated value of the stock of Management and Franchise owned by SUSA Partnership relative to the estimated value of the other assets owned by Storage USA, Storage USA believes that neither its pro rata share of the stock of Management nor its pro rata share of the stock of Franchise exceeds 5% of the total value of Storage USA's assets. No independent appraisals have been obtained to support this conclusion. This 5% limitation must be satisfied at the end of each quarter in which Storage USA or SUSA Partnership increases its interest in either Management or Franchise (including as a result of Storage USA increasing its interest in SUSA Partnership in connection with a stock offering or as limited partners of SUSA Partnership exercise their redemption rights). Although Storage USA plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in SUSA Partnership's overall interest in either Management or Franchise. Storage USA does not expect to own securities of any other issuer in excess of the restrictions set forth above.

         If Storage USA should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If Storage USA did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

         Each taxable year, Storage USA must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) 95% of its net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Storage USA must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

         Storage USA will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. Storage USA may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. Storage USA has made, and Storage USA intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, Storage USA may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, Storage USA may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, Storage USA may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, Storage USA may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue Preferred Stock or additional Common Stock.

         Under certain circumstances, Storage USA may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. Storage USA may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although Storage USA may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.

Recordkeeping Requirements

         Storage USA must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. Storage USA has complied, and Storage USA intends to continue to comply, with such requirements.

Failure to Qualify


         If Storage USA failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, Storage USA would not be able to deduct amounts paid out to shareholders. In fact, Storage USA would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless Storage USA qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances Storage USA would qualify for such statutory relief.

                      Taxation of Taxable U.S. Shareholders

         As long as Storage USA qualifies as a REIT, a taxable "U.S. Stockholder" must take into account distributions out of Storage USA's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is

          o         a citizen or resident of the United States,

          o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof,

          o an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

          o any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. Stockholder will recognize distributions that Storage USA designates as capital gain dividends as long-term capital gain (to the extent they do not exceed Storage USA's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its Common Stock. Subject to certain limitations, Storage USA will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Storage USA may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of Storage USA's undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax Storage USA paid. The U.S. Stockholder would increase the basis in its stock by the amount of its proportionate share of Storage USA's undistributed long-term capital gain, minus its share of the tax Storage USA paid.

         A U.S. Stockholder will not incur tax on a distribution in excess of Storage USA's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. Stockholder's Common Stock. Instead, such distribution will reduce the adjusted basis of such Common Stock. A U.S. Stockholder will recognize a distribution in excess of both Storage USA's current and accumulated earnings and profits and the U.S. Stockholder's adjusted basis in its Common Stock as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less), assuming the Common Stock is a capital asset in the hands of the U.S. Stockholder. In addition, if Storage USA declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by Storage USA and received by the U.S. Stockholder on December 31 of such year, provided that Storage USA actually pays the distribution during January of the following calendar year. We will notify U.S. Shareholders after the close of Storage USA's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

Taxation of U.S. Shareholders on the Disposition of the Common Stock

         In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the Common Stock as long-term capital gain or loss if the U.S. Stockholder has held the Common Stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of Common Stock held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from Storage USA that such U.S. Stockholder treats as long-term capital gain. All or a portion of any loss a U.S. Stockholder realizes upon a taxable disposition of the Common Stock may be disallowed if the U.S. Stockholder purchases other shares of Common Stock within 30 days before or after the disposition.

Capital Gains and Losses

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that Storage USA designates as capital gain dividends and any retained capital gain that it is deemed to distribute, Storage USA may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         Storage USA will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide Storage USA with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Storage USA may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to Storage USA. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Shareholders."

                       Taxation of Tax-Exempt Shareholders

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt
Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Storage USA distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the Common Stock with debt, a portion of the income that they receive from Storage USA would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from Storage USA as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of Storage

USA's stock is required to treat a percentage of the dividends that it receives from Storage USA as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income Storage USA derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of Storage USA's stock only if:

          o         the UBTI Percentage is at least 5%;

          o Storage USA qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding Storage USA's stock in proportion to their actuarial interests in the pension trust; and

          o Storage USA is a "pension-held REIT" (i.e., either (i) one pension trust owns more than 25% of the value of its stock or (ii) a group of pension trusts individually holding more than 10% of the value of its stock collectively owns more than 50% of the value of its stock).

                        Taxation of Non-U.S. Shareholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex. This section is only a summary of such rules. We urge Non-U.S. Shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the Common Stock, including any reporting requirements.

         A Non-U.S. Stockholder that receives a distribution that is not attributable to gain from Storage USA's sale or exchange of U.S. real property interests (as defined below) and that Storage USA does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that Storage USA pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). Storage USA plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files the required form evidencing eligibility for that reduced rate with Storage USA or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Storage USA claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which Storage USA will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

         A Non-U.S. Stockholder will not incur tax on a distribution in excess of Storage USA's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its Common Stock. Instead, such a distribution will reduce the adjusted basis of such Common Stock. A Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both Storage USA's current and accumulated earnings and profits and the adjusted basis of its Common Stock, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of its Common Stock, as described below. Because Storage USA generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts that Storage USA withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

         Storage USA must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which Storage USA qualifies as a REIT, a Non-U.S. Stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. Storage USA must withhold 35% of any distribution that it could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its FIRPTA tax liability for the amount Storage USA withholds.

         A Non-U.S. Stockholder generally will not incur tax under FIRPTA on gain from the sale of its Common Stock as long as Storage USA is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. Storage USA's Charter prohibits any person (other than Security Capital) from acquiring Common Stock if such acquisition would cause Storage USA to fail to be a "domestically controlled REIT." However, a Non-U.S. Stockholder will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on his capital gains. However, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the Common Stock at all times during a specified testing period will not incur tax under FIRPTA if the Common Stock is "regularly traded" on an established securities market. If the gain on the sale of the Common Stock were taxed under FIRPTA, a Non-U.S. Stockholder would be taxed in the same manner as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

                             Other Tax Consequences

State and Local Taxes

         Storage USA and/or you may be subject to state and local tax in various states and localities, including those states and localities in which Storage USA or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the Common Stock.

Tax Aspects of Storage USA's Investments in SUSA Partnership and Subsidiary Partnerships

         The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in SUSA Partnership and the Subsidiary Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

         Storage USA is entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (i) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership.

         Under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception").

         The U.S. Department of the Treasury has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion.

         If a Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% Passive Income Exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Storage USA would not be able to qualify as a REIT. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case Storage USA might incur tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of SUSA Partnerships and their Partners

         Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, Storage USA is required to take into account its allocable share of each Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Storage USA, without regard to whether Storage USA has received or will receive any distribution from such Partnership.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax  Allocations  With Respect to Contributed  Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. SUSA Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since Storage USA's initial public offering. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

         In general, the carryover basis of the facilities contributed by Storage USA to SUSA Partnership will cause Storage USA to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While this will tend to eliminate the Book-Tax Differences over the life of SUSA Partnership, the special allocation rules of section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of Book-Tax Differences with respect to the facilities contributed by Storage USA may cause Storage USA to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect Storage USA's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Distribution Requirements."

         The U.S. Department of the Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. SUSA Partnership generally has elected to use the "traditional method" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for Units. Under the Partnership Agreement, depreciation or amortization deductions of SUSA Partnership generally will be allocated among the partners in accordance with their respective interests in SUSA Partnership, except to the extent that SUSA Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in Storage USA receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to SUSA Partnership will be specially allocated to the contributing partners to the extent of any "built-in" gain with respect to such facility for federal income tax purposes. The application of section 704(c) to SUSA Partnership is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

         Basis in Partnership Interest. Storage USA's adjusted tax basis in its partnership interest in SUSA Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to SUSA Partnership by Storage USA, (ii) increased by (A) its allocable share of SUSA Partnership's income and (B) its allocable share of indebtedness of SUSA Partnership, and
(iii) reduced, but not below zero, by (A) Storage USA's allocable share of SUSA Partnership's loss, and (B) the amount of cash distributed to Storage USA, and
(C) constructive distributions resulting from a reduction in Storage USA's share of indebtedness of SUSA Partnership.

         If the allocation of Storage USA's distributive share of SUSA Partnership's loss would reduce the adjusted tax basis of Storage USA's partnership interest in SUSA Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Storage USA's adjusted tax basis below zero. To the extent that SUSA Partnership's distributions, or any decrease in Storage USA's share of the indebtedness of SUSA Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Storage USA's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Storage USA. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Storage USA's partnership interest in SUSA Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Partnerships. The Partnerships have acquired equity interests in facilities, and expect to acquire additional facilities in the future, for cash. To that extent, a Partnership's initial basis in such a facility for federal income tax purpose generally equals the purchase price paid by the Partnership. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under the alternative depreciation system ("ADS"). Under ADS, the Partnerships generally depreciate or will depreciate furnishings and equipment over a 10-year recovery period using a straight line method and a half-year convention. If, however, a Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under ADS, the Partnerships generally depreciate or will depreciate buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that a Partnership has acquired or will acquire equity interests in facilities in exchange for partnership interests in the Partnership, the Partnership's initial basis in each such facility for federal income tax purposes should be the same as the transferor's basis in that facility on the date of acquisition. The Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes under ADS. Although the law is not entirely clear, the Partnerships depreciate or will depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership (except to the extent that the Partnership is required under Code section 704(c) to use a method of allocating depreciation deductions attributable to the contributed properties that results in Storage USA receiving a disproportionate share of such deductions.)

Sale of a Partnership's Property

         Generally, any gain realized by a Partnership on the sale of property held by SUSA Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

         Storage USA's share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon Storage USA's ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." Storage USA, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of Storage USA's or such Partnership's trade or business.

Management and Franchise

         SUSA Partnership owns 100% of the nonvoting stock, and 5% of the voting stock, of Management, representing in the aggregate a 99% economic interest therein. In addition, SUSA Partnership owns 100% of the nonvoting stock of Franchise which represents a 97.5% economic interest therein. By virtue of its ownership of SUSA Partnership, Storage USA is considered to own its pro rata share of the stock of Management and Franchise held by SUSA Partnership.

         As noted above, for Storage USA to qualify as a REIT, Storage USA's proportionate share of the value of the securities of each of Management and Franchise held by SUSA Partnership may not exceed 5% of the total value of Storage USA's assets. In addition, Storage USA's proportionate share of each of Management and Franchise's equity securities may not constitute more than 10% of the voting securities of such entity. SUSA Partnership owns 5% of the voting securities of Management, but does not own any of the voting securities of Franchise. Storage USA believes that neither its proportionate share of the value of the securities of Management held by SUSA Partnership nor its proportionate share of the value of the securities of Franchise held by SUSA Partnership exceeds 5% of the total value of Storage USA's assets. If the Internal Revenue Service were to challenge successfully those determinations, however, Storage USA likely would fail to qualify as a REIT.

         Each of Management and Franchise is organized as a corporation and pays federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes reduce amounts available for distribution by Management and Franchise, which in turn reduces amounts available for distribution to Storage USA's stockholders.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the possible issuance by Storage USA of the shares of Common Stock if, and to the extent that, the Unitholders tender their Units for redemption and Storage USA elects to purchase the Units for shares of Common Stock. On November 6, 1997, SUSA Partnership issued 125,135 Units to the Unitholders. Storage USA is registering the issuance of 125,135 shares of Common Stock so that the Unitholders will have freely tradeable securities upon redemption of their Units. However, registration of these shares does not necessarily mean that any of such shares will be issued by Storage USA or offered or sold by any Unitholder.

         Storage USA may from time to time issue shares of Common Stock upon redemption of Units. Storage USA will exchange the redeeming partner's Units for shares of Common Stock. Consequently, with each such redemption, Storage USA's interest in SUSA Partnership will increase.

                                 LEGAL OPINIONS

         Hunton & Williams, Richmond, Virginia, has delivered to Storage USA a legal opinion as to the validity of the Common Stock covered by this prospectus.

                                     EXPERTS

         The consolidated balance sheets of Storage USA as of December 31, 1997 and 1996, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, the financial statement schedule of Storage USA as of December 31, 1997, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in Storage USA's Current Report on Form 8-K/A filed February 17, 1998, the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1996 included in Storage USA's Current Report on Form 8-K/A filed March 25, 1998, and the historical summaries of combined gross revenue and direct operating expenses for certain self-storage facilities for the year ended December 31, 1997 included in Storage USA's Current Report on Form 8-K/A filed December 1, 1998, all incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee.......    $1,028.00
         Accounting fees and expenses..............................    $2,000.00
         Legal fees and expenses...................................    $3,500.00

                  TOTAL............................................    $6,528.00


Item 15. Indemnification of Officers and Directors.

         Storage USA's Charter obligates it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Tennessee law. The Tennessee Business Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (i) such persons conducted themselves in good faith, (ii) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful.

         Any indemnification by Storage USA pursuant to the provisions of the Charter described above shall be paid out of the assets of Storage USA and shall not be recoverable from the shareholders. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and, therefore, unenforceable. Storage USA has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

         The TCBA permits the charter of a Tennessee corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for unlawful distributions that exceed what could have been distributed without violating the TBCA or the corporation's charter. Storage USA's Charter contains a provision eliminating the personal liability of its directors or officers to Storage USA or its shareholders for money damages to the maximum extent permitted by Tennessee law from time to time.

         The Second Amended and Restated Agreement of Limited Partnership of SUSA Partnership provides, generally, for the indemnification of an "indemnitee" against losses, claims, damages, liabilities, judgments, fines, settlements and other amounts (including reasonable expenses) that relate to the operations of SUSA Partnership unless it is established that (i) the act or omission of the Indemnitee was material and either was committed in bad faith or pursuant to active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. For this purpose, the term "Indemnitee" includes any person made a party to a proceeding by reason of his status as a director or officer of SUSA Partnership, SUSA Management, Inc. or Storage USA, and such other persons (including affiliates of Storage USA or SUSA Partnership) as Storage USA, may designate from time to time in its discretion. Any such indemnification will be made only out of assets of SUSA Partnership, and in no event may an Indemnitee subject the limited partners of SUSA Partnership to personal liability by reason of the indemnification provisions in The Partnership Agreement. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted pursuant to the foregoing provisions or otherwise, SUSA Partnership has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and, therefore, unenforceable. SUSA Partnership has purchased liability insurance for the purpose of providing a source of funds to pay the indemnification described above.


Item 16. Exhibits.

4.1*     Form of  Common Stock Certificate

4.2**    Amended Charter of Storage USA

4.3*** Articles of Amendment to the Amended Charter of Storage USA, Inc., designating and fixing the rights and preferences of the 8 7/8% Series A Cumulative Redeemable Preferred Stock, as filed with the Secretary of State of the State of Tennessee on November 12, 1998.

4.4*     Restated and Amended Bylaws of Storage USA

5        Opinion of Hunton & Williams (previously filed)

8        Tax Opinion of Hunton & Williams (previously filed)

10.1*** Fourth Amendment to the Second Amended and Restated Agreement of Limited Partnership of SUSA Partnership, L.P., dated November 12, 1998, establishing the 8 7/8% Series A Cumulative Redeemable Preferred Units of Partnership Interest and fixing distribution and other preferences and rights of such units.

10.2*** Registration Rights Agreement, dated as of November 12, 1998, by and between Storage USA, Inc. and Greene Street 1998 Exchange Fund, L.P.

23.1     Consent of Hunton & Williams (included in Exhibits 5 and 8)

23.2     Consent of PricewaterhouseCoopers LLP

24       Power of Attorney (previously filed)

-------------------------

* Filed as an Exhibit to Storage USA's Registration Statement on Form S-11, File No. 33-74072, as amended, and incorporated by reference herein.

** Filed as an Exhibit to Storage USA's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.

*** Filed as an Exhibit to Storage USA's current report on Form 8-K, filed with the Commission on November 20, 1998, and incorporated by reference herein.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant further hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this 3rd day of December, 1998.

                                By: /s/ John W. McConomy
                                    ---------------------------
                                    John W. McConomy
                                    General Counsel

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 3, 1998.


           Signature                                    Title & Capacity
           ---------                                    ----------------
      /s/ Dean Jernigan*                      Chairman of the Board, Chief Executive
---------------------------------                     Officer and Director
         Dean Jernigan                            (Principal Executive Officer)


     /s/ Christopher P. Marr*                         Chief Financial Officer
---------------------------------         (Principal Financial and Accounting Officer)
      Christopher P. Marr


    /s/ C. Ronald Blankenship*                               Director
---------------------------------
     C. Ronald Blankenship

      /s/ Howard P. Colhoun*                                 Director
---------------------------------
       Howard P. Colhoun

      /s/ Alan B. Graf, Jr.*                                 Director
---------------------------------
       Alan B. Graf, Jr.

       /s/ Mark Jorgensen*                                   Director
---------------------------------
        Mark Jorgensen



       /s/ John P. McCann*                                   Director
---------------------------------
        John P. McCann

     /s/ Caroline S. McBride*                                Director
---------------------------------
      Caroline S. McBride

     /s/ William D. Sanders*                                 Director
---------------------------------
      William D. Sanders

      /s/ Harry J. Thie*                                     Director
---------------------------------
         Harry J. Thie


*By:   /s/John W. McConomy
    -----------------------------
        John W. McConomy
        Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number     Exhibit
------     -------

4.1*      Form of  Common Stock Certificate

4.2**     Amended Charter of Storage USA

4.3*** Articles of Amendment to the Amended Charter of Storage USA, Inc., designating and fixing the rights and preferences of the 8 7/8% Series A Cumulative Redeemable Preferred Stock, as filed with the Secretary of State of the State of Tennessee on November 12, 1998.

4.4*      Restated and Amended Bylaws of Storage USA

5         Opinion of Hunton & Williams (previously filed)

8          Tax Opinion of Hunton & Williams (previously filed)

10.1*** Fourth Amendment to the Second Amended and Restated Agreement of Limited Partnership of SUSA Partnership, L.P., dated November 12, 1998, establishing the 8 7/8% Series A Cumulative Redeemable Preferred Units of Partnership Interest and fixing distribution and other preferences and rights of such units.

10.2*** Registration Rights Agreement, dated as of November 12, 1998, by and between Storage USA, Inc. and Greene Street 1998 Exchange Fund, L.P.

23.1      Consent of Hunton & Williams (included in Exhibits 5 and 8)

23.2      Consent of PricewaterhouseCoopers LLP

24        Power of Attorney (previously filed)

-------------------------

* Filed as an Exhibit to Storage USA's Registration Statement on Form S-11, File No. 33-74072, as amended, and incorporated by reference herein.

** Filed as an Exhibit to Storage USA's Amendment No. 1 to Registration Statement on Form S-3, File No. 333-4556, and incorporated by reference herein.

*** Filed as an Exhibit to Storage USA's current report on Form 8-K, filed with the Commission on November 20, 1998, and incorporated by reference herein.